U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 144

                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933


Issuer:
         Eagle Capital International, Ltd.
         1900 Corporate Boulevard
         Suite 400 East
         Boca Raton, FL 33431

         IRS # 88-0303769
         SEC File # 0-26322


Seller:
        Richard W. Lahey III
        8 Woodland Place
        Kentfield, CA 94904

        Director




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                                              SEC Only
 Class of                                   Broker-Dealer     Number of                    Number of                    Name of
 Securities    Name & Address of Brokers     File Number     Shares To Be     Aggregate      Shares     Approximate     Securities
 To Be Sold    of Brokers                                       Sold         Market Value Outstanding  Date of Sale     Exchange
------------ ------------------------------ -------------- ---------------- ------------- ------------ ------------- --------------
------------ ------------------------------ -------------- ---------------- ------------- ------------ ------------- --------------
------------ ------------------------------ -------------- ---------------- ------------- ------------ ------------- --------------
------------ ------------------------------ -------------- ---------------- ------------- ------------ ------------- --------------
Common Stock    Charles Schwab                                  50,000         100,000      5,704,098      90 days      OTCBB
                P.O. Box 7368
                San Francisco, CA 94120

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





------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
Class of Securities      Date        Nature of         Name of Person   Amount of Securities   Date of Payment   Nature of Payment
                         Acquired    Acquisition       From Whom        Acquired
                                     Transaction       Acquired
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
Common Stock             3/4/95      Spin-off          Rent Rite           629,702                NA                NA
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
                         11/15/99    Compensation      Company             250,000                NA                NA
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
                         11/15/99    Compensation      Company             125,000                NA                NA
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
Preferred Stock          3/4/95      Founder           Company             300,000                NA                NA
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------
------------------------ ----------- ----------------- --------------- ---------------------- ---------------- -------------------






---------------------------------- ------------------------------- -------------- ------------------------------- -----------------
Name & Address of Seller           Title of Securities Sold        Date of Sale     Amount of Securities Sold       Gross Proceeds
---------------------------------- ------------------------------- -------------- ------------------------------- -----------------
---------------------------------- ------------------------------- -------------- ------------------------------- -----------------
---------------------------------- ------------------------------- -------------- ------------------------------- -----------------
---------------------------------- ------------------------------- -------------- ------------------------------- -----------------
Richard W. Lahey                   Common Stock                     8/15/99                48,156                       94,521
8 Woodland Place                                                    through
Kentfield, CA 94904                                                 11/15/99
---------------------------------- ------------------------------- -------------- ------------------------------- -----------------
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


     11/16/99                                 /s/ Richard W. Lahey
____________________________                  _____________________________
Date of Notice                                Signature